EXHIBIT 99.1

Kroger Reports First Quarter 2012 Results

Identical Supermarket Sales Up 4.2% Excluding Fuel

Company Raises Fiscal 2012 EPS Guidance to $2.33 to $2.40

CINCINNATI, Ohio, June 14, 2012 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 5.8% to $29.1 billion in the first quarter of fiscal 2012 compared with $27.5 billion for the same period last year. In the first quarter, which ended May 19, 2012, total sales, excluding fuel, increased 4.3% over the same period last year.

Identical supermarket sales, without fuel, increased 4.2% in the first quarter over the same period last year. This marks 34 consecutive quarters of positive identical supermarket sales for Kroger.

Net earnings for the first quarter totaled $439.4 million, or $0.78 per diluted share. Net earnings in the same period last year were $432.3 million, or $0.70 per diluted share.

Separately, the company today announced that the Board of Directors authorized a new $1 billion share repurchase program that replaces the prior authorization, which was exhausted on June 12, 2012.

“Kroger’s solid first quarter performance demonstrates that our Customer 1st strategy continues to resonate with customers,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Our core business is growing, and we are rewarding shareholders through earnings growth, increasing dividends over time and share buybacks.”

Details of First Quarter 2012 Results

FIFO gross margin was 20.70% of sales for the first quarter of fiscal 2012. Excluding retail fuel operations, FIFO gross margin decreased 53 basis points from the same period last year.

Kroger recorded a $46.0 million LIFO charge in the first quarters of both 2012 and 2011.

Operating, general and administrative (OG&A) costs were 15.36% of sales.  Excluding retail fuel operations, OG&A decreased 27 basis points from the same period last year.  Including rent and depreciation, it was a 40 basis point reduction. The benefits of sales leverage, strong cost control and execution more than offset rising health care costs and credit card fees.

Excluding fuel, on a rolling four quarters basis the company’s FIFO operating margin decreased 11 basis points. Kroger continues to expect slightly increasing FIFO operating margin, excluding fuel, for the full 2012 fiscal year.

Financial Strategy

Kroger’s strong free cash flow allowed the company to return more than $1.6 billion to shareholders through share buybacks and dividends over the last four quarters. During the first quarter, Kroger repurchased 14.6 million common shares for a total investment of $345.3 million.

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $539.1 million for the first quarter, compared with $573.1 million for the same period last year.

Net total debt was $7.8 billion, an increase of $662.1 million from a year ago. The increase is primarily the result of the issuance of debt to fund the UFCW pension plan consolidation. On a rolling four quarters basis, Kroger’s net total debt to adjusted EBITDA ratio was 1.91 compared with 1.79 during the same period last year.

Fiscal 2012 Guidance

Based on the strong results in the first quarter, the company increased its earnings per share guidance to $2.33 to $2.40 per diluted share for fiscal 2012. The original guidance was $2.28 to $2.38 per diluted share.

Kroger continues to expect identical supermarket sales growth, excluding fuel, of 3.0% to 3.5%. In accordance with original guidance, this includes the expected negative effect on sales from prescription drugs coming off patent.

“We were very pleased with the results of the first quarter. We exceeded our expectations, and as a result raised our earnings per share guidance for the year.” Mr. Dillon said. “Through our focus on the customer, we will continue to stand out among food retailers, and drive loyalty, cash flow and earnings growth in 2012 and beyond.”

Kroger, one of the world’s largest retailers, employs more than 339,000 associates who serve customers in 2,425 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 789 convenience stores, 337 fine jewelry stores, 1,109 supermarket fuel centers and 38 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations in the communities it serves. Kroger contributes food and funds equal to 160 million meals a year through more than 80 Feeding America food bank partners. For more information please visit Kroger.com.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, in addition to disclosing such rates including the effect of retail fuel operations, Kroger also discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect” and “guidance.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and identical supermarket sales also may be affected by adverse weather conditions; particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers, create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities, or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs. Our FIFO operating margin will be affected by changes in product costs during the year, if our estimates of product cost changes or the timing of those changes prove incorrect, and if competitive or other factors cause our margins on product sold to fail to meet our objectives. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 14, 2012 at www.thekrogerco.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, June 14 through Thursday, June 28, 2012.

30

View 1st Quarter 2012 Reports - PDF Format:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2012		2011

SALES	$29,064.8	100.00%	$27,460.9	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	23,095.1	79.46	21,624.4	78.75
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,463.9	15.36	4,335.1	15.79
RENT	191.1	0.66	191.4	0.70
DEPRECIATION AND AMORTIZATION	500.6	1.72	499.0	1.82

OPERATING PROFIT	814.1	2.80	811.0	2.95

INTEREST EXPENSE	140.9	0.48	138.0	0.50

NET EARNINGS BEFORE INCOME TAX EXPENSE	673.2	2.32	673.0	2.45

INCOME TAX EXPENSE	232.2	0.80	252.1	0.92

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	441.0	1.52	420.9	1.53

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1.6	0.01	(11.4)	(0.04)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$439.4	1.51%	$432.3	1.57%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.78		$0.71

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	555.8		608.1

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.78		$0.70

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	559.3		612.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)                                  Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $46 were recorded in the first quarter of 2012 and 2011.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 19,	May 21,
	2012	2011

ASSETS
Current Assets
Cash	$190.7	$174.1
Temporary cash investments	320.4	256.8
Deposits in-transit	838.8	716.4
Receivables	921.9	854.4
Inventories	4,977.2	4,834.4
Prepaid and other current assets	346.9	366.6

Total current assets	7,595.9	7,202.7

Property, plant and equipment, net	14,521.6	14,192.0
Goodwill	1,137.9	1,139.8
Other assets	534.5	576.8

Total Assets	$23,789.9	$23,111.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,335.4	$587.1
Trade accounts payable	4,517.6	4,225.5
Accrued salaries and wages	894.5	889.1
Deferred income taxes	189.8	219.5
Other current liabilities	2,416.4	2,399.4

Total current liabilities	9,353.7	8,320.6

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,756.7	6,745.5
Adjustment to reflect fair-value interest rate hedges	13.8	47.6
Long-term debt including obligations under capital leases and financing obligations	6,770.5	6,793.1

Deferred income taxes	695.8	694.6
Pension and postretirement benefit obligations	1,403.8	973.1
Other long-term liabilities	1,498.8	1,125.7

Total Liabilities	19,722.6	17,907.1

Shareowners’ equity	4,067.3	5,204.2

Total Liabilities and Shareowners’ Equity	$23,789.9	$23,111.3

Total common shares outstanding at end of period	548.5	600.2
Total diluted shares year-to-date	559.3	612.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$441.0	$420.9
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	500.6	499.0
LIFO charge	46.0	46.0
Stock-based employee compensation	24.3	23.8
Expense for Company-sponsored pension plans	31.4	23.1
Asset impairment charges	1.9	9.4
Deferred income taxes	57.6	(57.0)
Other	(4.9)	31.0
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(52.5)	(50.4)
Receivables	2.7	(2.9)
Inventories	90.9	85.8
Prepaid expenses	(55.9)	(48.3)
Trade accounts payable	213.6	68.0
Accrued expenses	(44.1)	31.3
Income taxes receivable and payable	93.6	151.5
Other	(41.2)	4.3

Net cash provided by operating activities	1,305.0	1,235.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(542.4)	(520.9)
Proceeds from sale of assets	8.9	2.9
Other	5.9	9.0

Net cash used by investing activities	(527.6)	(509.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	—	1.7
Proceeds from issuance of long-term debt	845.6	2.7
Payments on long-term debt	(526.7)	(506.9)
Net payments on commercial paper	(370.0)	—
Dividends paid	(64.8)	(65.3)
Excess tax benefits on stock-based awards	0.8	2.3
Proceeds from issuance of capital stock	38.4	59.6
Treasury stock purchases	(345.3)	(544.3)
Decrease in book overdrafts	(24.3)	(69.5)
Other	(7.5)	(0.5)

Net cash used by financing activities	(453.8)	(1,120.2)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	323.6	(393.7)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	187.5	824.6
END OF QUARTER	$511.1	$430.9

Reconciliation of capital expenditures:
Payments for capital expenditures	$(542.4)	$(520.9)
Changes in construction-in-progress payables	(15.2)	(58.7)
Total capital expenditures	$(557.6)	$(579.6)

Disclosure of cash flow information:
Cash paid during the quarter for interest	$113.1	$133.9
Cash paid during the quarter for income taxes	$94.0	$149.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2012	2011

INCLUDING FUEL CENTERS	$26,100.6	$24,745.3
EXCLUDING FUEL CENTERS	$21,652.7	$20,774.4

INCLUDING FUEL CENTERS	5.5%	9.8%
EXCLUDING FUEL CENTERS	4.2%	4.6%

(a)          Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to EBITDA.

(in millions except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or liquidity.  The items below are a primary component of determining compliance with the financial covenants under the Company’s credit facility and management believes that they are an important measure of liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2012 to the balance in the first quarter of 2011.

	May 19,	May 21,
	2012	2011	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,335.4	$587.1	$748.3
Face-value of long-term debt including obligations under capital leases and financing obligations	6,756.7	6,745.5	11.2
Adjustment to reflect fair-value interest rate hedges	13.8	47.6	(33.8)

Total debt	$8,105.9	$7,380.2	$725.7

Less: Temporary cash investments	320.4	256.8	63.6

Net total debt	$7,785.5	$7,123.4	$662.1

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to EBITDA, as defined in the Company’s credit agreement (“EBITDA”), on a rolling four quarter basis.

	Rolling Four Quarters Ended
	May 19,	May 21,
	2012	2011

Net earnings attributable to the Kroger Co.	$609.2	$1,174.9
LIFO	215.7	87.9
Goodwill impairment charge	—	18.6
Depreciation and amortization	1,639.4	1,621.2
Interest expense	437.8	453.6
Income tax expense	227.5	637.5
UFCW Pension Plan consolidation charge	952.6	—
Other	(4.3)	(3.6)

EBITDA	$4,077.9	$3,990.1

Net total debt to adjusted EBITDA ratio	1.91	1.79